UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP Invesco Select Equity Income Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP Invesco Select Equity Income Managed Volatility Fund

(formerly LVIP Invesco Select Equity Managed Volatility Fund)

May 6, 2019

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Lincoln Variable Insurance Products Trust (the “Trust”), held on December 3-4, 2018 (the “Meeting”), the Board approved new investment sub-advisory agreements (each a “Sub-Advisory Agreement”, collectively, the “Sub-Advisory Agreements”) for the LVIP Invesco Select Equity Income Managed Volatility Fund (formerly, LVIP Invesco Select Equity Managed Volatility Fund) (the “Fund”) between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and Invesco Advisers, Inc. (“Invesco Advisers”) and Invesco Capital Management LLC (“Invesco Capital”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements without obtaining shareholder approval. Accordingly, approval of the Sub-Advisory Agreements does not require a shareholder vote.

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement when a sub-advisory agreement is entered into or materially amended without a shareholder vote. This Information Statement provides information regarding the Sub-Advisory Agreements.

I.	Background

At the Meeting, the Adviser recommended, and the Board, including all of the Independent Trustees, approved, the Sub-Advisory Agreements with the Invesco Advisers and Invesco Capital with respect to the Fund to be effective as of February 8, 2019. Under the terms of the Sub-Advisory Agreements, the Invesco Advisers and Invesco Capital make investment decisions and continuously review, supervise and administer the Fund’s investment program with respect to the portion of the Fund’s assets allocated to the them.

II.	Board Considerations on the Sub-Advisory Agreements

At the Meeting the Board of the Trust met to consider, among other things, the Sub-Advisory Agreements. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by the Adviser and Invesco Advisers and Invesco Capital (the “Sub-Advisers”) prior to the meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of investment sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, the Adviser and the Sub-Advisers provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including previous presentations by representatives of the Sub-Advisers and the Sub-Advisers’ responses to the Adviser’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, and Lincoln National Life Insurance Company employees to consider the approval of the Sub-Advisory Agreements. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board considered that the Fund would continue to be managed with an actively-managed risk-management overlay using up to 20% of the Fund’s net assets (the “Risk-Management Sleeve”). The Board further considered LIAC’s proposal to change the structure of the Fund with regard to the investment of the remainder of the Fund’s net assets (the “Equity Sleeve”) from a fund of funds structure, where the Equity Sleeve is invested in underlying funds, to a sub-advised structure, where the Sub-Advisers would manage the investments of the Equity Sleeve. The Board also considered the proposed changes to the Fund’s investment strategy to include exposure to Invesco Advisers’ Equity and Income and Diversified Dividend strategies and Invesco Capital’s Equal Weighted Large-Cap Strategy and to remove exposure to Invesco Advisers’ Comstock strategy.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreements, the Board had received sufficient information to approve the Sub-Advisory Agreements. In considering the approval of the Sub-Advisory Agreements, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Sub-Advisory Agreements

Nature, Extent and Quality of Services and Performance. In considering the approval of the Sub-Advisory Agreements between the Adviser and the Sub-Advisers with respect to the Fund, the Board considered the nature, extent and quality of services to be provided by each Sub-Adviser under the Sub-Advisory Agreements. The Board reviewed the services to be provided by each Sub-Adviser, the investment professionals proposed to service the Fund and the reputation, resources and investment approach of the Sub-Advisers. The Board noted that Invesco Advisers and Invesco Capital manage the underlying funds in which the Fund invests, and that Invesco Capital and Invesco Advisers were affiliated companies. The Board considered the Adviser’s statement that the Fund has achieved sufficient scale in recent years, which has allowed the Adviser to negotiate a sub-advisory fee directly with the Sub-Advisers. The Board concluded that the services to be provided by the Sub-Advisers were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered the sub-advisory fee schedules, which contain breakpoints. The Board noted that the sub-advisory fee schedules were negotiated between the Adviser and the Sub-Advisers, each unaffiliated with the Adviser, and that the Adviser would compensate the Sub-Advisers from its fee and concluded the sub-advisory fee schedules were reasonable.

Profitability and Fallout Benefits. The Board considered that the sub-advisory fee schedules were negotiated between the Adviser and the Sub-Advisers, each unaffiliated with the Adviser, and that the Adviser would compensate the Sub-Advisers from its fees. The Board reviewed materials provided by the Sub-Advisers as to any additional benefits each of Invesco Advisers and Invesco Capital would receive and noted that the Sub-Advisers stated that client transactions may be used to generate commissions to pay for research services.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the Sub-Advisory Agreements are fair and reasonable, and that approval of each Sub-Advisory Agreement is in the best interests of the Fund.

III.	The Sub-Advisory Agreements

Each Sub-Advisory Agreement is dated February 8, 2019 and has an initial two-year term. Thereafter, continuance of the Sub-Advisory Agreements will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the Sub-Advisory Agreements, the Sub-Advisers make investment decisions and continuously review, supervise and administer the Fund’s investment program with respect to the portion of the Fund’s assets allocated to each Sub-Adviser. The Sub-Advisory Agreements can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to Invesco Advisers and/or Invesco Capital; or (c) Invesco Advisers and/or Invesco Capital on at least sixty days’ written notice to the Adviser. The Sub-Advisory Agreements will also automatically terminate, without the payment of any penalty, in the event of their assignment, or delegation (unless the Adviser has by prior written consent agreed to the delegation), or in the event the investment management agreement between the Adviser and the Trust terminates.

IV.	Information About Invesco Advisers

Invesco Advisers is located at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309. Invesco Advisers is an indirect, wholly owned subsidiary of Invesco, Ltd. Invesco, Ltd is a publicly owned company whose shares are listed on the New York Stock Exchange (NYSE:IVZ). As of December 31, 2018, Invesco Advisers managed more than $888.2 billion in assets.

The following table provides the name and principal occupation of Invesco Advisers’ directors and executive officers. The principal address of each of the directors and executive officers is 1555 Peachtree St NE, Atlanta, Georgia 30309, unless otherwise noted.

Name	Principal Occupation
Greg McGreevey	Senior Managing Director, Invesco Ltd.
Loren Starr	Senior Managing Director, Invesco Ltd.
Kevin M. Carome	Senior Managing Director, Invesco Ltd.
Colin D. Meadows	Senior Managing Director, Invesco Ltd.
Phil Taylor 120 Bloor Street East Toronto, Ontario, M4W1B7 Canada	Vice Chair, Invesco Ltd.

Comparable Funds

Invesco Advisers acts as investment adviser to the following mutual funds that have objectives similar to the portion of the Fund’s assets allocated to Invesco Advisers.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management December 31, 2018.
Invesco Equity and Income	Confidential	$12,575
Invesco Diversified Dividend	Confidential	$18,499

Payments of Commissions to Affiliated Brokers

As of December 31, 2018, Invesco Advisers had the following affiliated broker-dealers:

Subsidiary Name
Invesco Capital Markets, Inc.
Invesco Distributors, Inc.

The Fund did not pay any brokerage commissions to brokers affiliated with Invesco Advisers for the fiscal year ended December 31, 2018.

V.	Information About Invesco Capital

Invesco Capital is located at 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515. Invesco Capital is an indirect, wholly owned subsidiary of Invesco, Ltd. As of November 30, 2018, Invesco Capital managed approximately $113.0 billion in assets in its family of exchange-traded registered management companies.

The table below provides the name and principal occupation of Invesco Capital’s directors and executive officers. The principal address of each of the directors and executive officers is at 3500 Lacey Road, Suite 700, Downers Grove, Illinois 60515, unless otherwise noted.

Name	Principal Occupation
Daniel E. Draper	President and Principal Executive Officer
Melanie Zimdars	Chief Compliance Officer
Steven M. Hill	Vice President and Treasurer
Peter Hubbard	Vice President
Sheri Morris 11 Greenway Plaza, Suite 1000 Houston, TX 77046	Vice President
Anna Paglia	Secretary
Rudolf E. Reitmann	Vice President
David Warren 5140 Yonge Street, Suite 800 Toronto, Ontario M2N 6X7 Canada	Vice President

Comparable Funds

Invesco Capital does not act as investment adviser or sub-adviser to other mutual funds that have objectives similar to the portion of the Fund’s assets allocated to Invesco Capital.

Payments of Commissions to Affiliated Brokers

As of December 31, 2018, Invesco Capital had the following affiliated broker-dealers:

Subsidiary Name
Invesco Capital Markets, Inc.
Invesco Distributors, Inc.

The Fund did not pay any brokerage commissions to brokers affiliated with Invesco Capital for the fiscal year ended December 31, 2018.

VI.	Purchases of Sub-Advisers’ Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving the Sub-Advisers or any entity controlling, controlled by or under common control with the Sub-Advisers.

VII.	Ownership of Shares

As of December 31, 2018, the Fund had 8,845 outstanding Standard Class shares and 12,998,387 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders and they direct the voting of the Fund’s shares.

As of December 31, 2018, to the knowledge of the Fund, no beneficial owner/shareholder of the Fund’s shares beneficially owned 5% or more of the shares.

As of December 31, 2018, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VIII.                 Other Information

Investment Adviser

The Lincoln Investment Advisors Corporation serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

Principal Underwriter and Distributor

The Trust’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $40,123 in 12b-1 fees for the fiscal year ended December 31, 2018.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2018.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid

Lincoln Life $8,331 in reimbursed administrative servicing costs and contract holder servicing fees for the fiscal year ended December 31, 2018.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

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